EXHIBIT 10.25

IMPERVA, INC. 2012 SENIOR MANAGEMENT BONUS PLAN

A. CASH BONUS PLAN

All Imperva, Inc. (the “Company”) executive officers who are based in the United States and do not otherwise receive variable cash compensation (other than pursuant to the “Supplemental Cash Bonus Plan” discussed in Section B below) will be eligible to participate in the Cash Bonus Plan.

The cash bonus payable to eligible executive officers will be calculated quarterly. At the end of each fiscal quarter, the quarterly revenues target and the quarterly operating expenses target, each as provided in the Company’s annual operating plan, will be compared to the Company’s actual quarterly performance. The amount of the bonus payable with respect to each quarter is the sum of the Quarterly Revenues Bonus, the Quarterly Operating Expenses Bonus and the Quarterly MBO Bonus, each as defined below below. 1

The “Quarterly Revenues Bonus” for (a) the Company’s President and Chief Executive Officer is equal to the Quarterly Bonus Amount specified in the table below (at the end of this section), multiplied by 50%, multiplied by the Quarterly Revenues Bonus Percentage, and (b) the Company’s other eligible executive officers is equal to the Quarterly Bonus Amount specified in the table below (at the end of this section), multiplied by 35%, multiplied by the Quarterly Revenues Bonus Percentage, in each case determined as follows:

Quarterly Revenues Bonus Percentage	Percentage Achievement Relative to Quarterly Revenue Target (in accordance with the Company’s internal operating plan)
100%	> 100%
80%	> 99% and < 100%
60%	> 98% and < 99%
40%	> 97% and < 98%
20%	> 96% and < 97%
0%	< 96%

The “Quarterly Operating Expenses Bonus” for (a) the Company’s President and Chief Executive Officer is equal to the Quarterly Bonus Amount specified in the table below (at the end of this section), multiplied by 50%, multiplied by the Quarterly Operating Expenses Bonus Percentage, and (b) the Company’s other eligible executive officers is equal to the Quarterly Bonus Amount specified in the table below (at the end of this section), multiplied by 35%, multiplied by the Quarterly Operating Expenses Bonus Percentage, in each case determined as follows:

[1]

For example, if the Company meets the quarterly revenues target and the quarterly operating expenses target in the first quarter, and the VP, Worldwide Client Services achieves his 100% of his management objectives for such quarter, the VP, Worldwide Client Services will receive a bonus for that quarter equal to ($17,500 × (35% × 100%)) + ($17,500 × (35% × 100%)) × ($17,500 × (30% × 100%)) = $17,500.

Quarterly Operating Expenses Bonus Percentage	Percentage of Expenses Relative to Quarterly Operating Expenses Target (in accordance with the Company’s internal operating plan)[2]
100%	< 100%
80%	> 100% and < 101%
60%	> 101% and < 102%
40%	> 102% and < 103%
20%	> 103% and < 104%
0%	> 104%

The “Quarterly MBO Bonus” for the Company’s eligible executive officers other than the President and Chief Executive Officer is equal to the Quarterly Bonus Amount specified in the table below (at the end of this section), multiplied by 30% multiplied by the percentage of completion of the individual performance of such executive officer against his or her management objectives for the quarter.

Notwithstanding the foregoing, no cash bonus (neither a Quarterly Revenues Bonus, a Quarterly Operating Expenses Bonus nor a Quarterly MBO Bonus) will be payable under this Cash Bonus Plan in any quarter to any eligible executive officer if (a) the Company does not achieve at least 96% of its quarterly revenues target or (b) quarterly operating expenses are more than 104% of the quarterly operating expenses target.

In addition, to the extent that either the Quarterly Revenues Bonus Percentage or the Quarterly Operating Expenses Bonus Percentage as determined in accordance with the paragraphs above is less than 100%, then both the Quarterly Revenues Bonus and the Quarterly Operating Expenses Bonus will be paid as if each such percentage was achieved and paid at the lower of the two percentages.

It is anticipated that each Quarterly Revenues Bonus and Quarterly Operating Expenses Bonus, if any, will be paid to eligible executive officers promptly following the determination of actual quarterly performance relative to the quarterly revenues target and the quarterly operating expenses target for such quarter, and each Quarterly MBO Bonus, if any, will be paid to eligible executive officers promptly following the determination by the President and Chief Executive Officer of such participant’s individual performance against his or her management objectives.

$00
Executive Officer	Quarterly Bonus Amount
President and Chief Executive Officer	$62,500
Chief Financial Officer	$15,625
VP, Worldwide Client Services	$17,500
VP, Worldwide Marketing	$15,000
VP and General Counsel	$28,750

[2]

Expenses actually paid or accrued by the Company related to the payment of commissions to the Company’s sales personnel above the 100% level allocated for such expenses in the Company’s internal operating plan shall not be included as expenses for purposes of this computation.

B. SUPPLEMENTAL CASH BONUS PLAN

All of the Company’s executive officers, other than the Company’s Vice President of Worldwide Sales, will be eligible to participate in this Supplemental Cash Bonus Plan.

The cash bonus payable to executive officers who are eligible for the Supplemental Cash Bonus Plan will be calculated annually based on the Company’s overachievement, if any, of its annual revenues target and its annual operating income target3, each as provided in the Company’s annual operating plan. The amount of the pool for the Supplemental Cash Bonus Plan (the “Aggregate Supplemental Bonus Amount”) will equal (a) for each full percent above the annual revenues target at the 100% level, 3.5% of the excess amount above such annual revenues target, plus (b) for each full percent above the annual operating income target at the 100% level, 3.5% of the excess amount above such annual operating income target. In the event that the Company meets only an annual revenues target per-centum overachievement but not an annual operating income at the same target overachievement per-centum, or vice versa, then the Aggregate Supplemental Bonus Amount, if any, will be determined based on the level at which both the revenues target and operating income target have been overachieved.4 The amount of the supplemental bonus payable to each eligible executive officer is the Aggregate Supplemental Bonus Amount, multiplied by the Supplemental Bonus Percentage specified in the table below. It is anticipated that the supplemental cash bonuses, if any, will be paid promptly after the end of the fiscal year following the determination of actual annual performance relative to the annual revenues target and the annual operating income target.

Notwithstanding the foregoing, no supplemental cash bonus will be payable to any eligible executive officer if (a) the Quarterly Revenues Bonus or the Quarterly Operating Expenses Bonus is not payable in any quarter, or (b) with respect to each eligible executive officer other than the Company’s President and Chief Executive Officer, such eligible executive officer does not achieve at least 85% of his or her quarterly management objectives in any quarter.

Executive Officer	Supplemental Bonus Percentage
President and Chief Executive Officer	15.88%
Chief Financial Officer	15.30%
Chief Technology Officer	6.59%
VP, Worldwide Client Services	15.88%
VP, Worldwide Marketing	14.68%
VP and General Counsel	15.88%
VP, Business Operations	9.18%
VP, Engineering	6.61%

[3]

The annual operating income target excludes stock-based compensation expenses and amortization of intangibles, if any, but includes the impact of any bonuses determined under the Cash Bonus Plan and the Supplemental Cash Bonus Plan. In addition, expenses actually paid or accrued by the Company related to the payment of commissions to the Company’s sales personnel above the 100% level allocated for such expenses in the Company’s internal operating plan shall not be included as expenses for purposes of this computation.

[4]

For example, if the Company achieves 103% of the annual revenues target and 102% of the annual operating income target, the Aggregate Supplemental Bonus Amount for the Supplemental Cash Bonus Plan will be equal to 7.0% of the amount that the Company achieves in excess of the annual revenues target, plus 7.0% of the amount that the Company achieves in excess of the annual operating income target (including reflecting the impact of any bonuses determined under the Cash Bonus Plan and the Supplemental Cash Bonus Plan).

C. EQUITY BONUS PLAN

Company executive officers will be eligible to participate in an equity pool of shares of common stock (in the form of options). The size of the equity pool will be determined by the Compensation Committee in connection with the fiscal year-end review, based on the number of executive officers participating, the cumulative achievement of quarterly bookings and operating expenses targets within the fiscal year and other factors. The Compensation Committee will determine the maximum number of shares to be allocated to the Company’s Chief Executive Officer and then the Compensation Committee, with input from the Company’s Chief Executive Officer, will determine the allocation of the remainder of the shares among the rest of the executive team. Such options will vest according to standard vesting terms as determined by the Compensation Committee.